Exhibit 4.11

LICENSE AGREEMENT

By and Between Tolarex Ltd.

a company duly registered under the laws of Israel (company number 513736264, having its principal place of business at Kiryat Hadassah POB 12000 Jerusalem 91120, Israel

(hereinafter, “the Company”)

on one part; and

Hadasit Medical Research Services and Development Ltd.

a company duly registered under the laws oflsrael (company number 511156853), having its principal place of business at Kiryat Hadassah P.O.B 12000 Jerusalem 91120, Israel, and a wholly owned subsidiary ofHadassah medical Organization (“HMO”)

(hereinafter, “Hadasit”) and

Yissum Research and Development Company Ltd.

a company duly registered under the laws of Israel (company number 51-042453-4), having its principal place of business at Edmond Safra Campus, Givat Ram P.O.B. 39135, Jerusalem 91390, Israel controlled by the Hebrew University of Jerusalem (“HUJI”)

(hereinafter, “Yissum”)

(collectively, severally and not jointly: the “Institutes”)

on the other part;

PREAMBLE

WHEREAS, subject to and in accordance with the terms of this License Agreement the Institutes agree to grant to the Company an exclusive worldwide, royalty free right and license to use the Licensed Technology for the research, development, manufacturing, sale and all other aspects of commercialization of products in the Field.

NOW, THEREFORE, the parties agree as follows:

1.	Preamble and Interpretation

1.1 In this License Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

“Effective Date” - shall mean the date on which the last party signs this Agreement;

“Field” - the therapeutic use of dead or dying cells, in human or animal health, including apoptotic or necrotic cells, as well as any associated materials, methods or technology used in their preparation, characterization, potency testing, dosing, administration, monitoring, or other aspects pertinent to the therapeutic use of apoptotic cells.

“Licensed Technology” - shall mean the Patents and the related Patent Rights; all improvements, updates, modifications and enhancements thereto; and all inventions, know-how and other intellectual property owned or licensed by the Institutes and covered thereby or related thereto.

“Patents” - shall mean the patents and patent applications set out in Exhibit A hereto.

“Patent Rights” - shall mean any and all (a) patents, (b) pending patent applications , including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

“Scope of the License” - shall mean the development, manufacture and commercialization of products in the Field.

“Sub-License” - the grant to a third party the right to use the Licensed Technology or parts thereof, in the Field;

“Trade Secrets” shall mean (i) know-how, formulas, methods, processes, systems and other proprietary information owned by or licensed to the Company concerning or relating to or that are or may be useful or necessary in the design, development, production, distribution, use, marketing or sale of products in the Field, and (ii) any Improvement or other proprietary information now or hereafter owned by or licensed to the Company that is not patentable or that the Company has elected to maintain as a Trade Secret and concerning or relating to or that is or may be useful or necessary in the design, development, production, distribution, use, marketing or sale of products in the Field, all excluding the Initial Invention, which shall remain the property of the Institutes and be subject to the License Agreement.

“The Territory” - shall mean the whole world;

“The License” - the exclusive right and license granted by the Institutes to the Company to practice the Licensed Technology in the Territory as mentioned in Clause 3 of this License Agreement;

2.	Declarations of the Institutes

The Institutes hereby declare, each with respect to itself solely and to the best of their knowledge, as follows:

2.1 That they jointly own, on an exclusive basis, the rights in and to the Licensed Technology and that to the best of their knowledge, but without having investigated any official records or court dockets, and without having made any other independent investigation, said Licensed Technology is free and clear of any liens, encumbrances, and other third party rights. Notwithstanding anything stated in this Agreement to the contrary, THE LICENSED TECHNOLOGY AND ANY OTHER INTELLECTUAL PROPERTY OR TECHNOLOGY LICENSED HEREUNDER ARE PROVIDED “AS IS”. NOT WITHSTANDING ANYTHING TO THE CONTRARY HEREIN, INSTITUTES MAKE NO REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE WITH RESPECT TO THE LICENSED TECHNOLOGY.

2.2 That it has not granted nor undertaken to grant, any right or license to any third party to use the Licensed Technology, except as provided for in this License Agreement.

2.3 On the Effective Date of this License Agreement, as defined below, the Institutions are not connected or under any obligation whether by contract or agreement, directly related to the Licensed Technology that are liable to disturb the interests of the Company concerning the License.

2.4 That they have full right and authority to grant the License granted under this Agreement.

2.5 That they have no knowledge as of the date hereof of any legal suit or proceeding by a third party contesting the ownership or validity of the Licensed Technology, or claiming that the practice of the Licensed

Technology in the manner contemplated by this Agreement would infringe the rights of such third party.

3.	License

3.1 The Institutes hereby grants the Company the exclusive, royalty free, sublicensable right and license to practice the Licensed Technology in the Territory, including without derogating from the above mentioned, the exclusive right to continue the research, development, commercialization, manufacturing, marketing, sale, distribution, and to otherwise use and exploit the Licensed Technology, in any manner it deems fit within the Scope of the License. For purposes hereof, the term “exclusive” means that Institutions shall not have any right to grant such licenses or rights to any third party or engage in any of the foregoing, other than for purpose of internal non commercial research purposes of the Institutes. For the removal of doubt and without derogating from the rights of Institutes according to law or according to this License Agreement, it is hereby clarified that the License granted by the Institutes to the Company, does not include the use of the Patent or Patents and Trade Secrets outside the scope of the License, and the Company is not entitled to make any use of the Licensed Technology for any other development that is not within in the scope of the License.

3.2 A Sub License (as defined below) under the License may be granted by the Company provided that the proposed Sub License is made by written agreement approved in advance by the Institutes, and includes provisions that are consistent with the terms of this License Agreement.

4.	Ownership of Inventions

All intellectual property rights including, any invention, product, material, method, process, technique, know how, data, information, discoveries, other results, whether oral or written, all patents and/or technology in the Field developed by the Company subsequent to the Effective Date, will belong solely and exclusively to the Company, and those inventions to the extent they are capable of registration will be assigned and/or registered in the name of the Company. All rights in know how that the Company has accumulated and/or that have been developed by the Company at its expense, will be fully and absolutely owned by the Company.

5.	Patents/Patent Infringements

5.1 The Company shall at its expense handle the maintenance and management of the Patent or Patents, including matters concerning the registration of a Patent or Patents in different countries. The Institutes shall reasonably co-operate with the Company and at its sole expense in all matters concerning said management of the Patent or Patents.

5.2 Commencing with the Effective Date, the Company will bear all future expenses connected to the management of the Patent or Patents including the registration of said Patent or Patents.

5.3 The Company shall have the right to take action in respect of any infringement of the Licensed Technology. In the event that the Company is sued by a third party for patent infringement because of its exercise of the License granted herein, the Company shall defend the suit at its own expense, and the Institutes shall fully cooperate, at the Company’s expense, in the conduct of the defense and shall use their best efforts to cause its employees to cooperate with the Company in carrying out its defense. The Company shall have the exclusive right to reach a settlement in any such suit without casting any liability on the Institutes or their employees.

5.4 In the event that any infringement of any one or more of the Patents comes to the attention of either party hereto, such party shall promptly notify the other party thereof

5.5 In the event the Company refrains from taking legal actions against third parties infringing the Licensed Technology or any part thereof within ninety (90) days from the date the parties hereunder are aware of such infringement, then the Institutes shall be entitled to (but no obligated to) take necessary actions, however in such event the entire recovery from such proceedings shall vest with the Institutes and the Company shall be deemed to have relinquish any rights thereto.

6.	Consideration

6.1 In consideration for the grant of the license hereunder, the Company undertakes to issue to Yissum shares equal to 8.33% (eight and thirty three tenths of one percent) of its share capital. The Company shall issue said shares within 30 days of the effective date.

6.2 The Company undertakes that in the event it issues it share capital to Tolaren Ltd. (‘Tolaren”) in consideration for the grant of a license from Tolaren to the Company, Yis surn’ s shareholding in the Company shall not be diluted below 6.25% (six and twenty five tenths of one percent) (“Diluted Holding s”).

7.	Indemnification, Limitation of Liability, Disclaimers

7.1 The Company shall defend, indemnify and hold harmless HMO, Hadasit, Yissum, HUJI, and their directors, officers, employees or agents (the “lndemnitees”) from and against any third party claim ((including charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands, jointly: “Claim”) for loss, damage, liability and expense (including legal costs) arising out of or resulting from any use of the Licensed Technology by the Company or any of its sub licensees or affiliates, including, without limitation, the development, testing, manufacture, promotion, sale or other disposition or use of any products in the Field or Licensed Technology by the Company or its affiliates or sub-licensees, including, without limitation, (a) from and against product liability Claims relating thereto and (b) any Claim by third party that the practice of any of the patent rights related to the Licensed Technology or the design, manufacture, use, sale or other disposition of any products in the Field infringes or violates any patent, copyright, trade secret, trademark or other intellectual property rights of such third party, provided however:

(1) that the Company is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification; and

(2) that the Company shall have the right to assume the defense, control and settlement of any such third party claim at its own cost and expense by a legal counsel reasonably acceptable to the Institutes.

7.2 Nothing in this Agreement shall be deemed or construed as a representation or warranty by the Institutes that any Patents within the Licensed Technology are valid or enforceable.

7.3 THE INSTITUTES WILL NOT BE RESPONSIBLE TO THE COMPANY, ITS AFFILIATES OR SUBLICENSEES, SUCCESSORS OR ASSIGNES, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM THE COMPANY’ S USE OF THE LICENSED TECHNOLOGY, PRODUCTS IN THE FIELD OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF PRODUCTS IN THE FIELD; Without derogating from the above, if any of the lndernnitees are found liable (whether under contract, tort (including negligence) or otherwise), then the sole remedy of the Company shall be forfeiture of the Company’ s shares issued to the Institutes.

8.	Activation of the License, Term and Termination

8.1 The License granted in Sub Clause 3.1 above, shall be activated upon the Effective Date of this License Agreement and, unless terminated as provided for herein, shall continue in effect with respect to each Patent until it expires. Following the expiration of this Agreement as aforesaid, the Company shall have a fully-paid up, nonexclusive, unlimited, worldwide license (with the right to grant sublicenses) under the Licensed Technology; however the Institutes shall be relieved of any and all of their obligations or warranties hereunder.

8.2 Without derogating from the parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either the Institutes or the Company may terminate this License Agreement and the License hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within sixty (60) days, or (ii) the appointment of a receiver or liquidator in respect of the other party and/or the other party has reached a decision to wind up voluntarily and/or a winding up application was filed against the other party and only if said application or appointment is not cancelled within ninety (90) days, or (iii) an attachment order is granted on a substantial portion of the other parties assets that does not allow it to carry out its activities and the attachment order is not cancelled within 90 days.

8.3 The Company may terminate this License Agreement and the License granted hereunder upon thirty (30) days’ prior written notice to the Institutes.

8.4 The Institutes may terminate this License Agreement in the event that the Company ceases its operations for a period of greater than I 20 days and/or in the event that the Institutes determine, in their reasonable discretion, that the Company has ceased making reasonable efforts to commercialize the Licensed Technology.

8.5 Upon termination of this License Agreement, any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense; provided however, that, for each Sub-licensee that was approved by the Institutes in advance as set hereunder, upon termination of the sublicense agreement with such Sub-licensee, the Institutes shall be obligated, at the request of such Sub-licensee, to enter into a new license agreement with such Sub-licensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on the Institutes which are not included in this License Agreement.

9.	Governing Law and Jmisdiction

This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Israel. The competent courts of Jerusalem will have exclusive jurisdiction in all matter relating to this Agreement.

10.	Assignment

This Agreement may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld; provided however, that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its affiliates or shareholders, to any purchaser of all or substantially all of its assets or research to which the subject matter of this License Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

11.	Miscellaneous

11.1 This Agreement shall become effective on the Effective Date.

11.2 No modifications or variations to this Agreement shall be valid unless it is agreed in writing and duly signed by the authorized representatives of all parties.

11.3 Each party shall bear its own costs and expenses in connection with this Agreement and the performance thereof.

11.4 Notices. Any notice required or permitted under this Agreeme nt shall be in writing and shall be deemed duly given for all purposes (a) on the date of delivery, if delivered personally to the party or by confirmed facsimile transmission, or (b) on the third day after mailing, by registered mail, return receipt requested, postage prepaid and addressed to the addressee at the address stated below, or at the most recent address, specified by written notice, given to the party by the addressee under this provision. Notices to the Company shall be given in the same manner and shall be addressed to it at its principal place of business.

The Company:

Tolarex Ltd.

Kiryat Hadassah POB 12000 , Jerusalem 91120 Fax: +972-2-6437712

The Institutes:

Hadasit Medical Research Services and Development Ltd. Ki1yat Hadassah POB 12000, Jerusalem 91120 Fax: +972-2-6437712

Yissum:

Edmond Sa:fra Campus, Givat Ram

P.0.B. 39135, Jerusalem 91390, Israel Fax: 972-2-658 6694

11.5 Failure to Pursue Remedies. The failure of any party to seek redress for violation of or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

11.6 Binding Effect; Third Party Beneficiaries. This Agreement shall not be assignable in whole or in part without the written consent of all parties. Any purported assignment in violation of this provision shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

11.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

11.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

IN WITNESSETH WHEREOF, each of the parties have executed and delivered this Agreement:

Tolarex Ltd.

By:	/s/ Dror Mevorach
Name:	Dror Mevorach
Title:	CSO and Director

Hadasit Medical Research Services and Development Ltd

By:	/s/ Rafi Hofstein
Name:	Rafi Hofstein
Title:	CEO & President

Yissum Research and Development Company Ltd.

By:	/s/ Nava Swersky Sofer
Name:	Nava Swersky Sofer
Title:	CEO

Exhibit A

PCT Patent Application claiming priority for US Provisional Application No. 60/691,848 filed 20 June 2005 for IMMUNE DISEASE MEDICAMENT by MEVORACH Dror, KRISPIN Alon, BLEDI Yaniv and LINIAL Michal.